Exhibit 99.1

AT THE COMPANY	ON THE WEB
Robert O’Brien	www.forestcity.net
Executive Vice President – Chief Financial Officer
216-621-6060

Jeff Linton
Vice President – Corporate Communication
216-621-6060
FOR IMMEDIATE RELEASE
Forest City Announces Exchange of $40.0 million of
Convertible Senior Notes for Common Stock
CLEVELAND, Ohio – May 5, 2011 – Forest City Enterprises, Inc. (NYSE: FCEA and FCEB) today announced that it has entered into separate, privately negotiated exchange agreements whereby it will exchange $40.0 million aggregate principal amount of its 5.00% Convertible Senior Notes due 2016 (“the Notes”) for a total of approximately 3,444,296 shares of its Class A common stock, including 568,720 shares as inducement, plus a cash payment in lieu of fractional shares and for accrued and unpaid interest.
The exchange transactions reflect the company’s continuing focus on reducing overall leverage and improving its balance sheet. After the exchanges, $50.0 million of the Notes remain outstanding.
About Forest City
Forest City Enterprises, Inc. is an NYSE-listed national real estate company with $11.8 billion in total assets. The Company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. For more information, visit http://www.forestcity.net.